UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported) March 27, 2026

ARES SPORTS, MEDIA AND ENTERTAINMENT OPPORTUNITIES LP

(Exact Name of Registrant as Specified in Charter)

Delaware	000-56791	33-2101199
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1800 Avenue of the Stars, Suite 1400 Los Angeles, California	90067
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code (310) 201-4100

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol	Name of each exchange on which registered

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On March 27, 2026, ASME O Holdings I Finco LLC (“Company I”), ASME O Holdings II Finco LLC (“Company II”), and ASME O Holdings III Finco LLC (“Company III” and, together with Company I and Company II, the “Borrowers”), each an indirect subsidiary of Ares Sports, Media and Entertainment Opportunities LP (the “Fund”), entered into a loan and security agreement (the “Revolving Credit Facility”), among the Borrowers, ASME O Holdings I LP (“Parent I”), ASME O Holdings II LP (“Parent II”), and ASME O Holdings III LP (“Parent III” and together with Parent I and Parent II, the “Parents”), the Fund, as servicer, the lenders party thereto, The Bank of New York Mellon Trust Company, National Association, as collateral agent, collateral administrator and securities intermediary (the “Collateral Agent”), and JPMorgan Chase Bank, National Association (“JPMorgan”), as administrative agent (the “Administrative Agent”), pursuant to which JPMorgan agreed to extend credit to the Borrowers in an aggregate principal amount up to $125,000,000 (subject to a scheduled increase to $250,000,000 on April 28, 2026) at any one time outstanding (such amount, the “Financing Commitment”) and provides for a senior secured revolving credit facility that has a three-year reinvestment period (the “Reinvestment Period”) and a scheduled maturity date of March 27, 2031. Subject to certain conditions, including consent of certain lenders and the Administrative Agent, during the Reinvestment Period, the Borrowers may request one or more increases of the Financing Commitment. Borrowings under the Revolving Credit Facility may be denominated in U.S. dollars and certain other permitted currencies and bear interest at a rate per annum equal to the applicable benchmark reference rate for the relevant currency (including the Term SOFR Rate for U.S. dollar advances), plus an applicable margin ranging from 1.50% to 3.27% depending on the type of related collateral and currency of the borrowing.

The obligations of the Borrowers under the Revolving Credit Facility are secured by substantially all of the assets held by the Borrowers, including certain portfolio investments held or acquired by the Borrowers, or contributed by the Parents to the Borrowers from time to time. Under the Revolving Credit Facility, the Parents and the Borrowers, as applicable, have made representations and warranties regarding certain portfolio investments, as well as their businesses, and are required to comply with various covenants, servicing procedures, limitations on the disposition of portfolio investments, reporting requirements and other customary requirements for similar financing facilities. The Revolving Credit Facility also contains customary events of default for similar financing transactions. Upon the occurrence and during the continuation of an event of default, the Administrative Agent may terminate the commitments and declare the outstanding advances and all other obligations under the Revolving Credit Facility immediately due and payable.

In addition, the Fund has entered into a Guarantee and Security Agreement (the “Guarantee Agreement”) among the Fund, as guarantor, the Collateral Agent and the Administrative Agent pursuant to which the Fund unconditionally and irrevocably guarantees payment to the Collateral Agent and satisfaction of the obligations of the Borrowers under the Revolving Credit Facility. The obligations by the Fund under the Guarantee Agreement are full recourse obligations and payment is due upon demand. The Guarantee contains customary representations and warranties by the Fund and the Fund is required to comply with various customary covenants.

The foregoing summary descriptions of the Revolving Credit Facility and the Guarantee Agreement do not purport to be complete and are qualified in their entirety by reference to the full text of the Revolving Credit Facility and Guarantee Agreement, copies of which are included as Exhibit 10.1 and Exhibit 10.2, respectively, to this Current Report on Form 8-K and incorporated herein by reference.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information included under Item 1.01 above is incorporated by reference into this Item 2.03.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description

10.1	Loan and Security Agreement, dated as of March 27, 2026, among ASME O Holdings I Finco LLC, ASME O Holdings II Finco LLC, and ASME O Holdings III Finco LLC, as borrowers, ASME O Holdings I LP, ASME O Holdings II LP and ASME O Holdings III LP, as Parents, the lenders party thereto, The Bank of New York Mellon Trust Company, National Association, as collateral administrator, collateral agent and securities intermediary, JPMorgan Chase Bank, National Association, as administrative agent and Ares Sports, Media and Entertainment Opportunities LP, as servicer.*

10.2	Guarantee and Security Agreement, dated as of March 27, 2026, among Ares Sports, Media and Entertainment Opportunities LP, as guarantor and as grantor, for the benefit of The Bank of New York Mellon Trust Company, National Association, as collateral agent and JPMorgan Chase Bank, National Association, as administrative agent.*

104	Cover Page Interactive Data File, formatted in Inline XBRL.

*Certain schedules have been omitted pursuant to Item 601(a)(5) of Regulation S-K. The Fund agrees to furnish supplementally a copy of any omitted schedule to the SEC upon its request.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ARES SPORTS, MEDIA AND ENTERTAINMENT OPPORTUNITIES LP

Date: April 2, 2026

	By:	/s/ SCOTT C. LEM
	Name:	Scott C. Lem
	Title:	Chief Financial Officer and Treasurer